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                                                                 EXHIBIT 10.18.2

June 1, 1999

Mr. Ted Briscoe
Ask Jeeves, Inc.


918 Parker Street
Berkeley, CA 94710

Dear Ted:

As we have agreed, certain provisions of your accepted offer letter dated January 18, 1999 (the "Offer Letter") are amended as set forth below effective June 1, 1999. All terms of the Offer Letter not amended by this letter remain in full force and effect.

BASE SALARY

Your new base salary will be $175,000, which will be paid semi-monthly in accordance with the Company's normal payroll procedures.

SEVERANCE

The Company has the right to terminate your employment at any time, with or without cause. "Cause" for termination means: (a) indictment or conviction of any felony or any crime involving dishonesty; (b) participation in any fraud against the Company; (c) breach of your duties to the Company, including persistent unsatisfactory performance of job duties; (d) intentional damage to any property of the Company; or (e) conduct which, in the good faith and reasonable determination of the Company's Board of Directors, demonstrates gross unfitness to serve.

In the event your employment is terminated without cause at any time during your employment, you will be entitled to receive a severance package of six (6) months base salary plus six (6) months of your expected bonus (with a total of salary and pro-rated expected bonus not to exceed $150,000).

In the event that your termination without cause is due to a corporate transaction, as that term is defined in the Company's 1996 Equity Incentive Plan adopted November 26, 1996 (a "Corporate Transaction"), you will be entitled to receive the severance package described above, plus immediate vesting of 6/48ths of the options granted to you pursuant to the Offer Letter, in addition to those vested as of the date of your termination.

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   Ted Briscoe
   June 1, 1999
   Page 2


You will not be eligible to receive the severance package described above in any circumstances other than (i) a termination without cause, as to the monetary severance package, and (ii) a termination without cause due exclusively to a Corporate Transaction as to the accelerated vesting of 6/48ths of your options.

You should be aware that, notwithstanding anything contained in this letter or in your Offer Letter, your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, with or without reason.

To indicate your acceptance of these amended terms please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the Offer Letter and the Confidential Information and Invention Assignment Agreement between you and the Company, set forth the terms of your employment with the Company. This letter supercedes any prior representations or agreements, whether written or oral as to the terms stated above. To the extent not amended by this letter, the Offer Letter remains in full force and effect. Neither this letter nor the Offer Letter may be amended or modified except by written agreement signed by the Company and by you.

Sincerely,

/s/ ROBERT WRUBEL
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Robert Wrubel
President
Ask Jeeves, Inc.



Accepted.

/s/ TED BRISCOE                                       June 1, 1999
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Ted Briscoe                                           Date